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                                                               Exhibit (a)(1)(G)

                    NOTICE OF AMENDMENT TO OFFER TO EXCHANGE


To:  Eligible Pumatech Employees

From:  Human Resources

Date:  October 11, 2001

Subject: Amendment to offer to Exchange and Reminder of Expiration Date of the Offer

         This Notice is to inform you that we have made the following amendments to the Offer to Exchange dated September 24, 2001 that has been previously distributed to you in connection with the offer to exchange certain outstanding Pumatech options for new options to be issued six months and two days after the date of cancellation of the old options. Other than the amendment eliminating the need for employees located in the United Kingdom to agree to a 5% decrease in their salary in order to be eligible to participate in the Offer, the amendments do not change any material terms of the Offer and they are all intended to supplement and clarify certain disclosure to you regarding the Offer. Except as discussed in this amendment, we are not making any other changes to the terms and conditions previously set forth in the Offer. This Notice should be read in conjunction with the Offer. Please review the following amendments carefully:

Offer to Exchange -- Section 6. Conditions of the Offer
-------------------------------------------------------

We have amended paragraph (a) of Section 6 to include the following language immediately following subsection (a)(4):

     "The "benefits" to Company of the Offer are described in the Offer to Exchange under "Summary Term Sheet - Why Are We Making the Offer?" and under Section 2 of the Offer to Exchange. In particular, we view the Offer to Exchange as creating better performance incentives for our employees thereby aligning the interests of the employees with those of management in increasing stockholder value. The reference to events or circumstances that would or might materially impair those contemplated benefits is intended to refer generally to events or circumstances that could result in these benefits not being achieved. Changes in applicable accounting rules or the application of them to us in such a way that could subject us to significant accounting charges and changes or anticipated changes, as a result of other events, in the market price for our common stock could decrease or eliminate the benefits of the new options as performance incentives to our employees."

Letter of Transmittal
---------------------

A. The sixth paragraph on page 3 of the Letter of Transmittal (regarding employees based in the United Kingdom) is hereby deemed to be amended for all purposes (regardless of whether the Letter of Transmittal that you submit has been so changed) by replacing such paragraph in its entirety with the following:

     "If I am an employee in the United Kingdom and am employed pursuant to the terms of an offer letter or other agreement with the Company, then I agree that the terms of

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     my offer letter or other agreement will be changed to the extent that I participate in the Offer to reflect the exchange of Options for New
                              ------------------------------------------
     Options."
     ---------

B. The first paragraph on the signature page of the Letter of Transmittal (page
5) is hereby deemed to be amended for all purposes (regardless of whether the Letter of Transmittal that you submit has been so changed) by replacing it entirely with the following:

     "I have received the Offer to Exchange Options under the Puma Technology, Inc. Amended and Restated 1993 Stock Option Plan, and Puma Technology Inc. 2000 Supplemental Plan, as Amended."

Notice of Withdrawal
--------------------

The last sentence of the first paragraph of the Notice of Withdrawal is hereby deleted in its entirety (regardless of whether the Letter of Transmittal that you submit has been so changed).

This notice is also a reminder that the deadline for submitting your Letter of Transmittal is 12:00 Midnight, California time, on October 22, 2001.

Any questions, requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to your Human Resources Department representative. You can find a list of representatives, together with their contact information, below.

                   Human Resources Department Representatives

                              Nashua, New Hampshire
                              ---------------------

                                Mitzi Burkinshaw
                        Phone: (603) 888-0666, Ext. 1069
                               Fax: (603) 888-9817
                            mburkinshaw@pumatech.com
                            ------------------------

                              San Jose, California
                              --------------------

                                  Sylina Lopez
                              Phone: (408) 321-3825
                               Fax: (408) 321-3886
                               Slopez@pumatech.com
                               -------------------

                              Los Gatos, California
                              ---------------------

                                  Heather Busby
                              Phone: (408) 399-8523
                               Fax: (408) 395-9642
                               hbusby@pumatech.com
                               -------------------

                             Santa Cruz, California
                             ----------------------

                                  Heather Busby
                              Phone: (408) 399-8523
                               Fax: (408) 395-9642
                               hbusby@pumatech.com
                               -------------------

                                 London, England
                                 ---------------

                                  Sylina Lopez

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                              Phone: (408) 321-3825
                               Fax: (408) 321-3886
                               Slopez@pumatech.com
                               -------------------

                                  Tokyo, Japan
                                  ------------

                                  Sylina Lopez
                              Phone: (408) 321-3825
                               Fax: (408) 321-3886
                               Slopez@pumatech.com
                               -------------------

For employees with email access, we have sent this Notice via email. For those employees who do not have email access, we have sent paper copies of this notice by mail or hand delivery. To request additional paper copies of this Notice, please contact your Human Resources Department Representative in the manner set forth above.

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